UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2011
DYNAMEX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21057 (Commission File Number)	86-0712225 (I.R.S. Employer Identification No.)

5429 LBJ Freeway, Suite 1000		75240
Dallas, Texas		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(214) 560-9000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 3.03	Material Modifications to Rights of Security Holders.
     The previously announced merger of TransForce Acquisition Corp., a Delaware corporation (“Merger Sub”) and indirect wholly owned subsidiary of TransForce Inc., a Canadian corporation (“Parent”), with and into Dynamex Inc., a Delaware corporation (the “Company”), with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”), was completed on February 22, 2011.
     Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2010, among Parent, Merger Sub and the Company, at the effective time of the Merger, each outstanding share of the Company’s common stock (“Common Stock”) (except for certain shares held by the Company, Parent or Merger Sub and shares held by stockholders who have properly exercised appraisal rights) was converted into the right to receive US$25.00 in cash, without interest, less any applicable withholding taxes. Upon the effective time of the Merger, holders of Common Stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders of the Company, other than the right to receive the merger consideration.
     In connection with the closing of the Merger, the Company notified NASDAQ on February 22, 2011 that shares of Common Stock, were generally converted into the right to receive US$25.00 in cash, without interest, and requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Common Stock are no longer listed on NASDAQ.
     The Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010 is incorporated by reference in this Section 2.01, 3.01 and Section 3.03.
Item 5.01	Changes in Control of Registrant.
     As a result of the Merger, the Company became an indirect wholly owned subsidiary of Parent resulting in a change of control of the Company. The aggregate purchase price paid for all of the equity securities of the Company was approximately US$248 million, which purchase price Parent funded from cash on hand and committed availability under its credit facility. To the Company’s knowledge, there are no arrangements, including any pledge by any person of securities of the Company or Parent, the operation of which may at a subsequent date result in a further change of control of the Company.
     A copy of the press release issued by the Company on February 23, 2011 announcing the consummation of the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.01.
     The information set forth in Items 2.01, 3.03 and 5.02 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the effective time of the Merger, each of the Company’s seven directors (Richard K. McClelland, Wayne Kern, Stephen Smiley, Brian Hughes, Bruce Ranck, Craig Lentzsh and James Welch) voluntarily resigned as directors of the Company.
     At the effective time of the Merger, the then current directors of Merger Sub, Alain Bédard, the Chairman, President and Chief Executive Officer of Parent, and Russ Watterson, a consultant of Parent, became directors of the Company, as the surviving corporation of the Merger.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the certificate of incorporation of the Company was amended and restated in its entirety. A copy of the Certificate of Merger effecting the amendment and restatement of the Company’s certificate of incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of the Company were amended and restated in their entirety. Pursuant to the Company’s amended and restated bylaws, the Company’s fiscal year begins on the first day of January of each calendar year and ends on the last day of December of the same calendar year. The amended and restated bylaws of the Company are attached as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
3.1	Certificate of Merger

3.2	Amended and Restated Bylaws of Dynamex Inc.

99.1	Press Release Issued by Dynamex Inc. on February 23, 2011 announcing the consummation of the Merger

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNAMEX INC.
Dated: February 23, 2011
	By:	/s/ Ray E. Schmitz
Ray E. Schmitz
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 3.1	Certificate of Merger

Exhibit 3.2	Amended and Restated Bylaws of Dynamex Inc.

Exhibit 99.1	Press Release Issued by Dynamex Inc. on February 23, 2011 announcing the consummation of the Merger